Exhibit 99.1

Investor Relations	Press Contact
Debbie Laudermilk	Rebecca Gonzales
Investor Relations Specialist	Director Marketing Communications
SigmaTel, Inc.	SigmaTel, Inc.
512.381.3931	512.381.3913
investor.relations@sigmatel.com	press@sigmatel.com

SigmaTel Reports Second Quarter 2005 Results

Quarterly Revenues Increase 90 Percent Year-Over-Year

AUSTIN, Texas – July 26, 2005—SigmaTel, Inc. (NASDAQ: SGTL), a leader in analog-intensive mixed-signal integrated circuits for the portable consumer electronics and computing markets, today announced second quarter 2005 results for the period ended June 30, 2005. Second quarter revenues were $69.6 million, an increase of 90% from second quarter 2004 revenues and a 30% decline from revenues of $99.3 million in the first quarter of 2005. Pro forma adjusted net income for the second quarter of 2005 was $11.1 million, representing earnings of $0.30 per diluted share, compared to $9.2 million or $0.24 per diluted share in the second quarter of 2004.

Financial Results

Under generally accepted accounting principles (GAAP), net income for the second quarter of 2005 was $10.9 million or $0.29 per diluted share, compared to $8.8 million, or $0.23 per diluted share, in the second quarter of 2004 and $25.5 million or $0.68 per diluted share in the first quarter of 2005. This GAAP net income includes non-cash charges related to deferred stock-based compensation for all periods and a $250,000 reversal in the first quarter of 2005 of a charge taken in 2004 related to the relocation of the company’s Austin, Texas operations. These charges are set forth in the reconciliation GAAP to non-GAAP financial measures table included below. The second quarter 2005 results include income taxes at an effective tax rate of 37% which compares to an effective tax rate of 2% in the second quarter of 2004 and 34% in the first quarter of 2005.

As of June 30, 2005, SigmaTel reported cash and short-term investments of $178.6 million, which is up from the March 31, 2005 balance of $150.7 million.

“Our corporate strategy has been to position SigmaTel to provide investors with a sound, long-term growth investment. We are confident that with solid execution and a focus on diversifying our product offerings through internal design, mergers and acquisitions, and joint development, we will continue to grow the company at a pace equal to or better than other premium mixed signal companies,” said Ron Edgerton, Chief Executive Officer and President of SigmaTel. “We believe that we can extrapolate this success to complimentary markets.”

SIGMATEL REPORTS SECOND QUARTER 2005 RESULTS

Business Summary

SigmaTel’s portable SoC products for digital audio applications continued to win new designs in the second quarter. The release of the SigmaTel software development kit (“SDK”) enabled with Microsoft’s WMDRM 10 and MTP allows customers the flexibility to create players that can playback both download and subscription based content. The capability of dynamic switching between MTP and Mass Storage Class USB and an on-chip Real Time Clock supports subscription based music services without requiring additional components like many competing solutions. The company’s SDK supporting large block MLC can also reduce costs by allowing customers to take advantage of lower memory costs. In addition several key customers have been early adopters of the 3600 solution and are pleased with the highly integrated features and low power consumption. The 3600 family will provide solutions for both hard-drive and flash MP3 player designs and is expected to be in production later in the third quarter.

The momentum of design wins for SigmaTel’s audio codecs increased during the second quarter. Customers have told SigmaTel that audio performance is becoming a competitive differentiator for personal computer manufacturers. The company believes its ability to provide 8-channel high-fidelity audio codecs for PC and convergent home entertainment applications furthers the evolution of the home computer as the control center of the home theater/entertainment center. The STAC 9220 is in production in several key desktop designs and there have been additional wins in the notebook segment. At Computex Taipei last month, the company successfully demonstrated its “VFIR” (very fast infrared) technology for the secure wireless transfer of files between two portable devices. This capability can be integrated in various portable devices such as MP3 players and digital cameras.

The ITC investigation instigated by SigmaTel against Actions Semiconductor is scheduled for trial in late November. SigmaTel is seeking to stop Actions’ from importing infringing products into the U.S.

SigmaTel’s growth during the second quarter included the opening of multiple offices in Asia. In addition to the offices opened in the first quarter in Taiwan and Singapore, SigmaTel opened offices during the last 2 months in Shenzhen, Southern China and Seoul, Korea. CEO Edgerton stated, “Throughout the quarter we have been focused on strengthening sales and customer service by building infrastructure to provide more timely strategic support for our customers in Asia and our regional presence should help expand our customer base.”

Business Outlook

“The financial success of our growing portfolio of design-winning products has allowed us to develop enhancements and companion chips for our current offerings and target other areas where we can use our mixed-signal expertise to increase the breadth of our solutions for portable digital multimedia products,” said Mr. Edgerton. “We believe higher levels of integration that are cost effective for our customers will make our designs the solution of choice as we introduce a new generation of multimedia chips. Our approach will allow us to develop new customer relationships and grow existing ones, positively impacting our long-term results. It is essential to understand not only the needs of our customers, but also the various components of the competitive landscape, so as to maintain, if not increase, our technological lead, and deliver the long-term shareholder value that is deserving of a highly profitable growth company. Each of

SIGMATEL REPORTS SECOND QUARTER 2005 RESULTS

these elements as well as expected business developments has been given thoughtful consideration and we have factored this into our third quarter guidance.”

Specific guidance for the third quarter of 2005:

•	Revenues are expected to be between $73.0 million and $82.0 million, up 52% to 70% when compared to the $48.1 million of revenues in the third quarter of 2004.

•	Gross margin is expected to be 54 percent, plus or minus a couple of percentage points. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

•	Pro forma adjusted net income is expected to be between $11.1 million and $13.7 million. This excludes the amortization of non-cash deferred stock-based compensation of approximately $0.2 million.

•	GAAP net income is expected to be between $11.0 million and $13.6 million, including a provision for income taxes at a rate of 35%.

•	Proforma adjusted EPS is expected to be between $0.30 and $0.37. Included in this guidance is approximately $0.03 per share for projected litigation costs.

We have updated our corporate presentation and it is now available on our corporate website, www.sigmatel.com/investor.relations. This presentation incorporates the company’s new financial data and information about the strategic acquisitions announced earlier today.

Conference Call Today

A conference call will be held today, July 26, 2005, beginning at 4:00 P.M. Central Time. This call will be simulcast via SigmaTel’s website at www.sigmatel.com/investor.relations. Replays of the call will be available at this web address and via telephone at 800-633-8284 (U.S.) and 402-977-9140 (international) by entering reservation number 21250066. These replays will be available through August 26, 2005.

About SigmaTel:

SigmaTel, Inc., a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, DVD players, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Readers may obtain investment information from the company’s investor relations department at (512) 381-3931, by sending email to investor.relations@sigmatel.com, or on the Web at www.sigmatel.com/investor.relations.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors

SIGMATEL REPORTS SECOND QUARTER 2005 RESULTS

could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that SigmaTel may not be able to maintain its high growth rate; risks that adverse changes in the global economy may reduce demand for SigmaTel’s products; risks that shortages of supply for other components of MP3 players may limit customer demand to purchase SigmaTel’s portable audio SoCs; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronics products and other factors; risks that SigmaTel’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to SigmaTel’s lack of long term supply contracts with foundries and tightening foundry capacity; risks that SigmaTel may not be able to successfully manage strains associated with its growth; risks that SigmaTel’s new products under development may not be completed in a timely fashion and may not achieve market acceptance; risks with managing international activities; intellectual property litigation risk; dependence on a limited number of products; the semiconductor industry’s cyclical nature; geographic concentration of foundries, assembly and test facilities, distributors, and customers in the Pacific Rim, subjecting SigmaTel to risks of natural disasters, epidemics (such as SARS), and political unrest; and other factors. For a discussion of these and other factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, the Form 10-Q that was filed on April 19,2005, the Form 10-K that was filed on February 8, 2005 covering the annual period ended December 31, 2004, and the Form 10-Q that SigmaTel anticipates filing shortly covering the quarterly period ended June 30, 2005.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present net income and net income per share on a basis excluding certain non-cash charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release and the reconciliation from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the Q2 2005 earnings conference call can be found on the company’s website at www.sigmatel.com/investor.relations.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

SIGMATEL REPORTS SECOND QUARTER 2005 RESULTS

SIGMATEL, INC.

PRO FORMA VS. GAAP RESULTS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income as reported	$10,896	$8,821	$36,426	$15,752

Pro forma adjustments (tax effected):

Partial reversal of lease abandonment charge	—	—	(250)	—

Deferred stock-based compensation	155	394	272	1,369

Pro forma net income	$11,051	$9,215	$36,448	$17,121

Diluted weighted average shares outstanding	37,351	38,768	37,584	38,607

Diluted net income per share, pro forma	$0.30	$0.24	$0.97	$0.44

SIGMATEL REPORTS SECOND QUARTER 2005 RESULTS

SIGMATEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$69,572	$36,608	$168,910	$68,108
Cost of goods sold	30,999	16,778	73,293	31,562

Gross profit	38,573	19,830	95,617	36,546

Operating expenses:
Research and development	12,890	7,170	24,760	13,253
Selling, general and administrative	9,326	3,603	16,440	6,502
Amortization of deferred stock-based compensation	238	402	418	1,397

Total operating expenses	22,454	11,175	41,618	21,152

Operating income	16,119	8,655	53,999	15,394

Other income (expense):
Interest income, net	1,245	345	2,067	678
Foreign exchange loss	(43)	—	(43)	—

Total other income	1,202	345	2,024	678

Income before income taxes	17,321	9,000	56,023	16,072

Income taxes	6,425	179	19,597	320

Net income	$10,896	$8,821	$36,426	$15,752

BASIC NET INCOME	$0.31	$0.25	$1.02	$0.45

DILUTED NET INCOME	$0.29	$0.23	$0.97	$0.41

WEIGHTED AVERAGE SHARES USED TO COMPUTE:

Basic net income	35,704	35,147	35,552	34,820

Diluted net income	37,351	38,768	37,584	38,607

SIGMATEL REPORTS SECOND QUARTER 2005 RESULTS

SIGMATEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$73,894	$27,246
Short-term investments	104,726	114,451
Accounts receivable, net	40,263	34,195
Inventories, net	26,920	19,411
Income tax receivable	3,861	—
Deferred tax asset, net	364	7,613
Prepaid expenses and other current assets	4,474	4,241

Total current assets	254,502	207,157

Property, equipment and software, net	10,984	7,116
Intangible assets, net	4,736	4,357
Other assets	1,992	1,285

Total assets	$272,214	$219,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$21,830	$23,016
Accrued compensation	3,592	3,884
Other accrued expenses	2,956	2,459
Income taxes payable	—	239
Deferred revenue	9,094	7,286
Current portion of long-term obligations	715	1,223

Total current liabilities	38,187	38,107
Non-current income taxes payable	6,807	—
Other liabilities	340	892

Total liabilities	45,334	38,999

Stockholders’ equity:
Common stock, $0.0001 par value; 170,000 shares authorized; shares issued and outstanding: 35,867 and 35,777 at 2005 and 35,205 and 35,115 at 2004, respectively	4	4
Additional paid-in capital	182,618	173,480
Notes receivable from stockholders	(5)	(7)
Deferred stock-based compensation	(869)	(1,278)
Treasury stock, 90 common shares at cost	(741)	(741)
Accumulated surplus	45,884	9,458
Accumulated other comprehensive loss	(11)	—

Total stockholders’ equity	226,880	180,916

Total liabilities and stockholders’ equity	$272,214	$219,915

SIGMATEL REPORTS SECOND QUARTER 2005 RESULTS

SIGMATEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$36,426	$15,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,026	2,098
Amortization of deferred stock-based compensation	418	1,397
Amortization of premium and accretion of discount on securities	120	—
Deferred income tax expense	7,452	—
Lease abandonment adjustments	(385)	—
Tax benefit related to exercise of employee stock options	6,358	—
Other non-cash (benefit) expense	(232)	409

Changes in assets and liabilities:
Accounts receivable, net	(6,068)	(3,182)
Inventories, net	(7,509)	(6,613)
Prepaid expenses and other assets	(1,145)	(1,021)
Accounts payable	(1,186)	3,141
Accrued expenses	146	1,151
Income taxes payable	2,707	—
Deferred revenue and other liabilities	1,228	2,863

Net cash provided by operating activities	41,356	15,995

Cash flows from investing activities:
Proceeds from maturities of short-term investments	73,056	48,250
Purchase of short-term investments	(63,451)	(89,832)
Purchase of property, equipment, software and intangible assets	(7,273)	(6,649)

Net cash provided by (used in) investing activities	2,332	(48,231)

Cash flows from financing activities:
Payments on capital lease obligations	(32)	(23)
Proceeds from notes receivable from stockholders	2	108
Proceeds from issuance of common stock, net of issuance costs	3,048	8,312

Net cash provided by financing activities	3,018	8,397

Effect of exchange rate changes on cash	(58)	—

Net increase (decrease) in cash and cash equivalents	46,648	(23,839)
Cash and cash equivalents, beginning of period	27,246	61,841

Cash and cash equivalents, end of period	$73,894	$38,002